Exhibit 24


   This Statement confirms that the undersigned, Bruce L. Rastetter, has authorized and designated Timothy B. Callahan to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's direct or indirect beneficial ownership of or transactions in securities of Advanced BioEnergy, LLC. The authority of Timothy B. Callahan under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his direct or indirect beneficial ownership of or transactions in securities of Advanced BioEnergy, LLC, unless earlier revoked in writing. The undersigned acknowledges that Timothy B. Callahan is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
Date: September 14, 2009


Signed: ____/s/ Bruce Rastetter______
             Bruce L. Rastetter